Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into on January 7, 2020 (the “Effective Date”), by and between Ikonics Corp. (the “Company”), and William Ulland (“Executive”).

RECITALS

A.     Executive is employed by the Company as its Chief Executive Officer and serves as the Chair of the Company’s Board of Directors (“Board”).

B.     Executive will retire from the Company. In connection with his retirement, Executive and the Company have agreed to conclude their employment relationship amicably and to continue Executive’s role as the Chairman of the Company’s Board of Directors (the “Board”), but mutually recognize that the termination of the employment relationship may give rise to potential claims or liabilities.

C.     Executive and the Company desire to resolve all of Executive’s potential claims on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

For the consideration described below, the adequacy of which the parties acknowledge, Executive and the Company, intending to be bound, agree as follows:

1.	Transition Period.

(a)     Anticipated Transition. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue Executive’s employment, and Executive hereby accepts continued employment by the Company, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (a) February 10, 2020 (the “Anticipated Separation Date”), (b) the date on which Executive’s employment is earlier terminated under Section 6, or (c) the date on which the Company and Executive mutually agreed Executive’s employment shall end. The effective date of the termination of Executive’s employment with the Company for any reason is referred to herein as the “Separation Date.” As of the Separation Date, Executive agrees to resign as the Company’s Chief Executive Officer.

(b)     Other Termination. Unless Executive’s employment is terminated before the Anticipated Separation Date as a result of Executive’s resignation for any reason or the Company terminating Executive’s employment for Cause (as defined below), Executive’s termination of employment with the Company will be effective as of the Anticipated Separation Date. For purposes of this Agreement, “Cause” means (a) the willful refusal by Executive to perform Executive’s employment duties, including failure to complete the transition duties described in Section 3 in a timely and professional manner, during the Transition Period; (b) Executive’s material violation of this Agreement, the Confidentiality Agreement, or any Company policy; (c) Executive willfully engaging in illegal conduct; or (d) Executive’s engagement in acts of material dishonesty.

2.     Compensation and Benefits During Transition Period. While Executive is employed by the Company during the Transition Period, (a) the Company will maintain Executive’s current base salary, payable according to the Company’s regular payroll schedule and subject to all legally required and authorized withholdings, and (b) Executive will be eligible to participate in all employee benefit plans and programs generally available from time to time to employees of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program. Except as set forth in this Section 2, Executive will not be eligible to receive any other form of compensation of any kind during the Transition Period.

3.     Duties and Authority. During the Transition Period, Executive shall properly and timely perform those duties requested by the Company from time to time. Executive shall perform all such duties diligently and in good faith. The Company may relieve Executive of any or all duties during the Transition Period. During the Transition Period, Executive shall follow all applicable policies and procedures adopted by the Company, including without limitation policies related to business ethics, conflict of interest, confidentiality and protection of trade secrets, and shall not engage in any activity during the Transition Period that violates Executive’s obligations under the Confidentiality Agreement (as defined below) or that is detrimental or is reasonably likely to be detrimental to the Company’s best interests.

4.     Confidentiality Agreement. In consideration for the benefits provided to Executive under this Agreement, Executive agrees to execute and return the Agreement Regarding Non-Disclosure of Confidential Information and Non-Competition attached to this agreement as Exhibit B (the “Confidentiality Agreement”). Executive acknowledges entering into the Confidentiality Agreement in exchange for valid consideration and hereby affirms all of Executive’s obligations under the Confidentiality Agreement that remain in effect during the Transition Period and that survive the Separation Date. Executive further represents that Executive has not violated any of Executive’s obligations under the Confidentiality Agreement. It shall not be a violation of the Confidentiality Agreement for Executive to discuss Confidential Information (as defined in the Confidentiality Agreement) with officers, directors, or other key stakeholders of the Company that are similarly bound by agreements regarding the non-disclosure of Company confidential information.

5.     Early Termination. The Company will not terminate Executive’s employment before the Anticipated Separation Date, or such other date agreed between the Company and Executive, for any reason other than Cause (as defined in Section 1). Upon the termination of Executive’s employment for any reason, the Company will pay to Executive such compensation that has been earned under this Agreement but not paid to Executive as of the Separation Date, payable in accordance with the Company’s normal payroll policies and procedures. If, prior to the Anticipated Separation Date, the Company terminates Executive’s employment for Cause, or Executive terminates Executive’s employment for any reason before the Anticipated Separation Date, then Executive’s sole entitlement will be compensation that has been earned but not paid to Executive as of the Separation Date and Executive will not be eligible to receive the Severance Payment (as defined below).

6.     Severance Payment.

(a)     Payment. In consideration of the commitments under this Agreement, and subject to the conditions below, the Company will pay Executive severance pay of $225,000, less all legally required and authorized withholdings (the “Severance Payment”), payable in a single lump sum on the Company’s first normal payroll date following the expiration of the rescission period applicable to the Release (as defined below).

(b)     Additional Commitments. In exchange for the benefits provided under this Agreement, Executive agrees that on or within 21 days after the Separation Date Executive will sign a release in the form substantially as attached hereto as Exhibit A (the “Release”). This Agreement will not be interpreted or construed to limit the Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

(c)     Conditions. The Company shall not be obligated to provide the Severance Payments unless and until Executive (i) signs this Agreement, and signs and does not rescind the Release within the time periods set forth in the Release, (ii) remains employed until the Anticipated Separation Date (or such other date as mutually agreed between Executive and the Company), (iii) signs and returns the Confidentiality Agreement, and (iv) is in compliance with Executive’s obligations under this Agreement, the Release and the Confidentiality Agreement.

7.     Board Service.

(a)     Role. Unless Executive’s employment with the Company is terminated for Cause, Executive shall continue to serve as the Chairman of the Company’s Board of Directors (the “Board”) immediately following the Separation Date. Executive’s subsequent service on the Board shall be subject to annual election by the Company’s shareholders.

(b)     Compensation. During his service as Chairman, Executive shall receive a retainer fee of $4,000 per quarter and an additional $4,000 fee per Board meeting in which Executive serves as Chairman. These fees may be adjusted by the Board in accordance with its normal review processes, provided however, each of the quarterly retainer fee and per meeting fees for Executive in connection with his service as Chairman of the Board will be the greater of (i) $4,000, or (ii) twice the fees of other directors (excluding any director who is designated as a financial expert).

(c)     Additional Entitlements. During his service as Chairman of the Board, the Company shall provide Executive (i) an office at the Ikonics West location for use in connection with his responsibilities as Chairman for the 2020 calendar year, and (ii) Executive’s annual dues for the Kitchi Gammi Club. If Executive’s service as Chairman terminates, the Company may discontinue these entitlements.

8.     Return Of Property. Upon termination of Executive’s employment with the Company, or at any earlier time upon request from the Company, Executive shall deliver promptly to the Company all Company materials and property that may be in Executive’s possession or under Executive’s control, including without limitation all confidential or proprietary information and any computers, credit cards, keys, records, files, documents, data, photographs, video tapes, audio tapes, computer disks and other computer storage media, except to the extent any Company property is anticipated to be used in connection with Executive’s continued service on the Board. The Company will allow Executive to keep his Company iPad and cellphone, provided the Company receives satisfactory confirmation that all Company property has been removed (except that required for him to perform his services to the Board). The Company will also cooperate with Executive to transfer his Company telephone number to a personal cellular phone plan.

8.     Agreement Regarding Confidentiality. To the fullest extent permitted by law, Executive agrees that the terms of this Agreement and the Release are confidential and that Executive may not disclose those terms to any person except: (a) as required by law; (b) as permitted under the terms of the Release; or (c) to Executive‘s attorneys, spouse and tax advisors, provided they agree to keep the terms of this Agreement and the Release confidential.

9.     Non-Admission. Nothing in this Agreement or the Release is intended to be, nor will be deemed to be, an admission by the Company that it has violated any law or that it has engaged in any wrongdoing.

10.     Entire Agreement. This Agreement and its Exhibits constitute the entire agreement between the parties with respect to the subject matter of this Agreement (including the Confidentiality Agreement), including the termination of Executive’s employment with the Company, and the Company and Executive agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.

11.     Amendment. This Agreement may be amended only by a writing that is signed by me and an authorized representative of the Company.

12.     Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its agents, employees, successors, assigns, heirs, attorneys, trustees, estates and representatives. The rights and obligations of Executive under this Agreement shall not be subject to transfer or assignment by Executive without the written consent of the Company.

13.     Governing Law and Jurisdiction. This Agreement and the Release shall be interpreted and construed in accordance with the laws of Minnesota, without regard to conflict of laws principles. Minnesota state or federal courts will have personal and subject-matter jurisdiction over any litigation arising out of or relating to this Agreement or the Release. Any action involving claims for interpretation, breach or enforcement of this Agreement or the Release shall be brought in such courts. Executive and the Company consent to personal jurisdiction over them in the state and/or federal courts of Minnesota and each hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

[signature page follows]

Dated: January 7, 2020	/s/ William Ulland
William Ulland

Dated January 7, 2020	IKONICS CORPORATION

	By:	/s/ Marianne Bohren
Name: Marianne Bohren
Its: Director

Signature page to Ulland Transition Agreement

EXHIBIT A

RELEASE BY

WILLIAM ULLAND

Definitions. I intend all words used in this Release by William Ulland (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my includes me (William Ulland) and anyone who has or obtains any legal rights or claims through me.

B.

Ikonics means Ikonics Corporation and any entity related to Ikonics Corporation in the present or past, including without limitation, its predecessors, parents, subsidiaries, members, affiliates, and divisions, and any successors of Ikonics Corporation.

C.

Company means Ikonics; the present and past officers, directors, committees, shareholders and employees of the Company; any company providing employment or employee benefit services to the Company in the past or present, and the present and past fiduciaries of such plans (other than multiemployer plans); the attorneys for the Company; and anyone who acted on behalf of the Company or on instructions from the Company.

D.	Severance Payment has the meaning given to such term in the Transition Agreement.

E.	Confidentiality Agreement has the meaning given to such term in the Transition Agreement.

F.	Separation Date has the meaning given to such term in the Transition Agreement.

G.	Transition Agreement means the Transition and Separation Agreement by and between Ikonics and me that I signed on January 7, 2020.

H.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Ikonics or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties;

4.

all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the ADA Amendments Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), 42 U.S.C. § 1981, the Family Medical Leave Act (“FMLA”), the Executive Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the National Labor Relations Act (“NLRA”), the Minnesota Human Rights Act (Minnesota Statutes Chapter 363A), Minnesota Statutes Chapter 181, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

5.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

6.

all claims for compensation of any kind and employee benefits of any kind relating to my employment, including without limitation, bonuses, commissions, deferred compensation, stock options, equity awards or equity-based compensation in any form, vacation pay, perquisites, relocation expenses and expense reimbursements;

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

8.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

9.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include (i) any claims for unemployment benefits, (ii) any claims that the law does not allow to be waived, (iii) any claims related to my compensation for my service on the Ikonics Board of Directors, or (iv) any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims. I acknowledge and agree that Ikonics has agreed to provide me the Severance Payment in connection with the Transition Agreement, and that if I do not sign, or I rescind this Release as provided below, Ikonics shall be relieved of its obligations to provide the Severance Payment. I understand and acknowledge that the Severance Payment is in addition to anything of value that I would be entitled to receive from Ikonics if I did not sign this Release or if I rescinded this Release. In exchange for the commitments of Ikonics under the Transition Agreement I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Severance Payment that I am receiving is a fair compromise for the release of My Claims. Furthermore, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding. Furthermore, My Claims include my right to recover any damages or other relief in any administrative charge before the Equal Employment Opportunity Commission or any similar state or local agency or any court action based on any such charge.

No Other Rights To Compensation. I understand and acknowledge that, except as provided in this Release, and subject to the terms and conditions of this Release, the Company is not obligated to make any payments to me of any kind and does not have any other outstanding obligations to me under any agreement or arrangement between me and the Company or under any Company plan or policy.

Additional Agreements and Understandings. Even though Ikonics will provide the Severance Payment in exchange for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confirmation of Obligations Under The Confidentiality Agreement. I acknowledge entering into the Confidentiality Agreement, represent that I have not violated any terms included in the Confidentiality Agreement, and hereby reaffirm my agreement to remain bound by, and to abide by, all terms of the Confidentiality Agreement that survive my Separation Date.

Confidentiality. To the fullest extent permitted by law, I agree that the terms of this Release are confidential and that I may not disclose those terms to any person except: (a) as required by law; or (b) to my attorneys, spouse and tax advisors, provided they agree to keep the terms of this Release confidential. Notwithstanding any other language in this Release or the Confidentiality Agreement to the contrary, I understand that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order.

Non-Disparagement. To the fullest extent permitted by law, I agree that I will not make any false, disparaging or derogatory statements to anyone, including but not limited to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of Ikonics regarding the Company or about the Company’s business affairs and financial condition, capability or any other aspect of the Company’s business, and I will not engage in any conduct which is intended to, or does, harm professionally or personally the reputation of the Company.

Cooperation. In partial consideration for the Severance Payment being paid to me under the Transition Agreement, to the fullest extent permitted by law, I agree to cooperate with the Company’s reasonable requests, subject to my own availability, in: (a) providing information; (b) resolving questions; or (c) transitioning any responsibilities of information, pertaining to any matters which arose during my employment by Ikonics about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with Ikonics.

Return Of Property. I represent that I have delivered to Ikonics all Company property that was previously in my possession or under my control, including without limitation any computers, credit cards, keys, records, files, documents, data, computer disks and other computer storage media, except for that property required for my continued service on the Ikonics Board of Directors and that property I am specifically entitled to maintain under the Transition Agreement.

No Unlawful Restriction. I understand and agree that nothing in this Release, including the Confidentiality, Non-Disparagement and Cooperation provisions above, is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release; (b) constitute an unlawful release of my rights; or (c) prevent or interfere with my ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, or to respond to a subpoena, court order or as otherwise provided by law.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 calendar days from the Separation Date or the date on which I receive this Release, whichever is later and not counting the Separation Date or the date on which I receive this Release (as applicable), to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 calendar days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to Ikonics by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Ikonics by hand or by mail within the 15-day rescission period. All deliveries must be made to Ikonics at the following address:

Ernest Harper

Ikonics Corporation

4832 Grand Avenue

Duluth, MN 55807

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Ikonics at the address stated above.

Entire Agreement. This Release, the Transition Agreement, and the Confidentiality Agreement constitute the entire agreement between me and the Company with respect to the subject matter of this Release, the Transition Agreement, and the Confidentiality Agreement, including the termination of my employment with the Company, and I agree that there were no inducements or representations leading to the execution of this Release except as stated in this Release, the Transition Agreement, and the Confidentiality Agreement.

Amendment. This Release may be amended only by a writing that is signed by me and an authorized representative of the Company.

Waiver. No term or condition of this Release shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by the Company of the breach or nonperformance of any provision of this Release by me will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Release.

Governing Law and Jurisdiction. This Release shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. Minnesota state or federal courts will have personal and subject-matter jurisdiction over any litigation arising out of or relating to this Release. Any action involving claims for interpretation, breach or enforcement of this Release shall be brought in such courts. I consent to personal jurisdiction over me in the state and/or federal courts of Minnesota and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.

Severability. In case any one or more of the provisions of this Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

Heirs, Successors, and Assigns. This Release shall be binding upon me and my heirs, administrators, representatives, or executors, and upon the Company’ successors or assigns. No assignment of this Release may be made by me, and any such purported assignment shall be null and void. The Company may assign its rights or obligations under this Release to any successor or assign of the Company without further consent by me.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with the Company. No child support orders, garnishment orders, or other orders requiring that money owed to me by Ikonics be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I have earned through the date of this Release.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release, the Transition Agreement, and the Confidentiality Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:
William Ulland

Exhibit B

IKONICS CORPORATION

AGREEMENT REGARDING NON-DISCLOSURE

OF CONFIDENTIAL INFORMATION

AND NON-COMPETITION

1.	INTRODUCTION

Ikonics Corporation (“Ikonics”) and William Ulland (“Executive”) acknowledges that Ikonics will disclose or has already disclosed to Executive certain Confidential Information as defined in Section 2. Executive recognizes that the Confidential Information is a business asset of Ikonics, the value of which can only be protected by maintaining the secrecy of the Confidential Information. Executive further acknowledges that in the course of his employment by Ikonics, Executive will establish or has already established personal contacts and relationships with Ikonics’ customers and that such personal contacts and relationships are valuable business assets of Ikonics.

Executive, therefore, enters into this Agreement Regarding Non-Disclosure of Confidential Information and Non-Competition (“Agreement”) in consideration of Ikonics’ offer continuing employment and other transition arrangements, in consideration of being given access to Confidential Information, and for other good and valuable consideration. Executive and Ikonics, intending to be legally bound, agree as follows:

2.	DEFINITIONS. For the purposes of this Agreement:

(a)	“Ikonics” means the IKONICS CORPORATION, its successors in interest, assigns, and all of its parent, subsidiary or affiliate corporations and the operating divisions thereof.

(b)

“Confidential Information” means any information that Executive learns or develops during the course of employment with Ikonics that derives independent economic value from not being generally known, or not being readily ascertainable by proper means, by other persons who can obtain economic value from the disclosure or use of such information. Such information includes, but is not limited to, Ikonics’ sales and marketing information, information about new or future products, lists of Ikonics’ customers and information about customer purchases and preferences, business strategies, financial information, personnel information, information regarding research and development, manufacturing processes or management systems and any other information which provides Ikonics with a competitive advantage or is otherwise confidential or proprietary information of Ikonics.

(c)

“Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or reasonably foreseeable business interests of Ikonics or resulting from any work performed by Executive for Ikonics. Inventions include, but are not limited to, methods, techniques, manufacturing practices or processes, and improvements thereof or know-how related thereto, as well as any copyrightable material and any trademark or trade name whether or not subject to trademark protection.

(d)

“Ikonics Product” means any actual or projected product, product line or service that has been designed, developed, manufactured, marketed or sold by Ikonics during Executive’s employment with Ikonics or regarding which Ikonics has conducted or acquired research and development during Executive’s employment with Ikonics.

(e)

“Competitive Product” means any actual or projected product, product line or service that has been or is being designed, developed, manufactured, marketed or sold by anyone other than Ikonics which performs similar functions or is used for the same or similar general purposes as an Ikonics Product.

(f)

“Solicitation of Sales” means activities intended to acquire sales or influence customers to establish, continue, or increase business, including without limitation, providing information or conducting demonstrations in anticipation of sales as well as other acts of service including, but not limited to, delivery and maintenance.

(g)

“Ikonics Customer” means any person or entity with whom Executive had contact of any sort for the purpose of selling, marketing, promoting or servicing any Ikonics Product during the time Executive was employed by Ikonics.

3.	NON-COMPETITION

During the term of employment and for a period of two (2) years following termination of employment, for whatever reason (the “Restricted Period”), Executive will not directly or indirectly, participate in or support the sale of, Solicitation of Sales of, or marketing of any Competitive Product, including the participation in or supporting the sale of, Solicitation of Sales of, or marketing of any Competitive Product to any Ikonics Customer.

During the Restricted Period, Executive shall not, directly or indirectly, solicit, encourage, or attempt to solicit any Ikonics Customer to reduce or otherwise adversely change its relationships with Ikonics.

During the Restricted Period, Executive will not induce or attempt to induce any Ikonics Executive or contractor for whom Executive had direct or indirect managerial or supervisory responsibilities to leave his employment or engagement with Ikonics, or otherwise induce or attempt to induce an adversely impact to any Executive’s employment or relationship with Ikonics. Such prohibition includes, without limitation, all acts of recruitment including offering employment, seeking expressions of interest in employment or discussing employment opportunities.

The restrictions contained in this Section 3 shall apply regardless of whether Executive acts directly or indirectly; or whether Executive acts personally or as an employee, agent, supervisor, manager, or otherwise for another.

4.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

Executive agrees not to disclose, during the course of Executive’s employment by Ikonics or thereafter, in any manner to any person not employed by Ikonics, any Confidential Information, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by Ikonics. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands that such obligation is not only contractual, but is specified in Minnesota Statues § 325C. Within twenty-four (24) hours of termination of Executive’s employment with Ikonics, for whatever reason, Executive agrees to return to Ikonics all originals and copies of documents containing Confidential Information as well as all documents generated by Executive on behalf of Ikonics and all documents relating to the business of Ikonics from any source whatsoever.

Nothing in this Agreement will preclude, prohibit or restrict Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (1) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (2) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at Ikonics to make any such reports or disclosures, and Executive is not required to notify Ikonics that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of Ikonics is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive understands he cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (z) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

5.	INVENTIONS AND PROPRIETARY INFORMATION

(a)     Executive will grant and does hereby grant to Ikonics the sole and exclusive ownership of, including the sole and exclusive right to reproduce, use or disclose for any purpose, any and all reports, drawings, blueprints, software code, computer programs, data, writings and technical information made or prepared by Executive alone or with other during the term of Executive’s employment, whether or not made or prepared in the course of Executive’s employment, that relate to apparatus, compositions of matter or methods pertaining to Ikonics’ business. Executive acknowledges that all such reports, drawings, blueprints, software code, computer programs, data, writings and technical information are property of Ikonics.

(b)     Executive will promptly disclose to Ikonics in writing all Inventions and proprietary information that Executive alone or with others conceives, generates, or reduces to practice, during or after working hours, while Executive is an employee of Ikonics; and all such Inventions and proprietary information shall be the exclusive property of Ikonics and are hereby assigned to Ikonics, except as otherwise specifically agreed to by Ikonics in writing.

(c)     Executive will, at Ikonics’ expense, give Ikonics all assistance it reasonably requires to perfect, protect and use its rights to Inventions and proprietary information. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that Ikonics may deem necessary or desirable to (1) transfer or record the transfer of Executive’s entire right, title and interest in Inventions and proprietary information; and (2) enable Ikonics to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

(d)     The obligations to transfer and assign intellectual property rights shall not apply to (1) all patents issued in Executive’s name alone or with others, prior to the date of signing this Agreement; (2) Inventions for which no equipment, supplies, facility or trade secret information of Ikonics were used and which are developed entirely on Executive’s own time, and (a) which do not relate directly to the business of Ikonics or to Ikonics’ actual or demonstrably anticipated research or development, or (b) which do not result from any work performed by me for Ikonics.

6.	INJUNCTIVE RELIEF

Executive agrees that Ikonics remedy at law for breach of this Agreement is inadequate. Ikonics, therefore, shall be entitled to injunctive relief to enforce the terms of this Agreement, in addition to any other remedy Ikonics might have.

7.	SEVERABILITY

The invalidity of any portion of this Agreement shall not impair or affect enforceability of the remainder. If any of these restrictions is determined to be unenforceable as to duration or extent, or for any reason whatsoever, such restriction shall be effective for such period of time and for such extent as it may be enforceable.

8.	PRIOR AGREEMENTS

This Agreement and any prior non-compete and non-disclosure agreements signed by Executive in connection with his or her employment at Ikonics shall constitute a single agreement. In case of conflict between any provision of this Agreement and any provision of any other such agreement, the provisions of this Agreement shall control. If the provisions of this Agreement so selected are determined to be unenforceable as written, then they shall be interpreted in accordance with Section 7 (Severability) to make them enforceable to the maximum extent provided by law. If the provisions of this Agreement so selected are determined to be unenforceable in their entirety and cannot be revised pursuant to Section 7 (Severability) to make them enforceable, then such provisions shall give way to the most restrictive provision in any other such agreement which covers the same issue and which is enforceable. There are no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth in this Agreement and the prior non-compete and non-disclosure agreements (if any) signed by Executive.

9.	NON-EMPLOYMENT AGREEMENT

This Agreement is not an employment contract and does not give Executive any right to continued employment. Executive acknowledges that his employment with Ikonics is terminable at will at any time by either party.

10.	GOVERNING LAW/CONSENT TO PERSONAL JURISDICTION

This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota. Executive hereby consents to the exercise of personal jurisdictions over him by the courts of the State of Minnesota.

	IKONICS CORPORATION	EXECUTIVE

BY
	(Signature)	(Signature)

DATE
(Printed Name)

DATE